Unitymedia KabelBW Reports Selected 2014 Results Exhibit 99.1

Strong Subscriber Growth of Over 510,000 RGUs Drove 6% Revenue and 10% Adjusted EBITDA Growth During 2014

Cologne, Germany - February 13, 2015: Unitymedia KabelBW GmbH (“Unitymedia KabelBW”), the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse (collectively, the “Unitymedia” footprint) and Baden-Württemberg (the “KabelBW” footprint), today provides selected, preliminary unaudited operating and financial information for the three months (“Q4”) and year (“FY”) ended December 31, 2014, as compared to the results for the same periods last year (unless noted). Unitymedia KabelBW is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release has been posted to Liberty Global's website (www.libertyglobal.com). Unitymedia KabelBW's audited consolidated financial statements with the accompanying notes are expected to be posted prior to the end of March 2015.

Operating Performance and Highlights:*

•	Continued operational momentum with over 510,000 RGU(1) additions during FY 2014

◦	Q4 net additions of 139,000 RGUs, a 2% year-over-year improvement

◦	319,000 broadband internet and 232,000 telephony RGUs added in FY 2014

◦	FY 2014 video attrition improved by over 50% year-over-year, despite certain basic video price increases in September and November

•	Unified product portfolio putting Horizon at center stage across the entire footprint

◦	Successful Horizon TV platform launch in KabelBW region in November

◦	Added 187,000 new Horizon TV subscribers in 2014, including a record of 71,000 during Q4

◦	Continued speed leadership with 200 Mbps available to 98% of homes passed

•	Average download speed in our broadband base is now 54 Mbps, up 30% compared to Q4 2013

•	Implemented a €2.90 price increase to around half of our broadband base effective February 1, 2015

•	Starting in spring 2015, we will leverage the "Unitymedia" brand across our entire German footprint

Summary Financial Results:*

•	Revenue increased 6% to €2,052 million in FY 2014 and 7% to €530 million in Q4

•	Monthly ARPU(2) per customer grew 6% to €21.59 in 2014

•	Adjusted EBITDA(3) increased 10% in FY 2014 to €1,272 million and 6% to €325 million in Q4

•	Net loss in FY 2014 decreased year-over-year to €190 million

•	Property, equipment and intangible asset additions(4) were 25% of revenue for FY 2014, in line with guidance of 24-26% of revenue
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*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 9-12.

Unitymedia KabelBW Operating Statistics Summary*

	As of and for the three months ended December 31,
	2014	2013

Footprint
Homes Passed(5)	12,713,300	12,634,300
Two-way Homes Passed(6)	12,401,900	12,295,200

Subscribers (RGUs)(1)(7)
Analog Cable(8)	4,280,100	4,366,500
Digital Cable(9)	2,277,800	2,234,900
Total Video	6,557,900	6,601,400

Internet(10)	2,896,400	2,579,600
Telephony(11)	2,748,000	2,517,500
Total RGUs	12,202,300	11,698,500

Q4 organic RGU net additions (losses)
Analog Cable	(19,000)	(47,000)
Digital Cable	14,100	20,600
Total Video	(4,900)	(26,400)

Internet	78,500	88,900
Telephony	65,200	73,000
Total RGU net additions	138,800	135,500

Penetration
Digital Cable as % of Total Video Subs(12)	34.7%	33.9%
Internet as % of Two-way Homes Passed(13)	23.4%	21.0%
Telephony as % of Two-way Homes Passed(13)	22.2%	20.5%

Customer relationships(7)
Customer Relationships(14)	7,126,800	7,069,800
RGUs per Customer Relationship	1.71	1.65

Customer bundling
Single-Play	60.0%	63.4%
Double-Play	8.9%	7.7%
Triple-Play	31.1%	28.9%

ARPU(2)
Q4 Monthly ARPU per Customer Relationship	€22.26	€20.68
FY Monthly ARPU per Customer Relationship	€21.59	€20.33

Mobile statistics
Mobile subscribers(15)	309,800	239,500
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* For footnote disclosure, please refer to pages 11-12.

Subscriber Statistics and Commercial Development

We ended 2014 with 7.1 million unique customers subscribing to a total of 12.2 million services which consisted of 6.6 million video, 2.9 million broadband internet and 2.7 million telephony subscriptions. During 2014, we delivered 511,000 organic RGU additions, including 139,000 RGUs during Q4 which was up 2% compared the corresponding prior year period. At December 31, 2014, approximately 31% of our customers subscribed to triple-play bundles, 9% received two services from us and 60%, or 4.3 million customers, subscribed to only one service, representing a significant growth opportunity.

During the year, we continued the enhancement of our video entertainment products as we expanded the number of HD channels to over 65 and video-on-demand ("VoD") titles to over 10,000, while introducing the Horizon TV platform in our KabelBW footprint in November. We also launched our multi-screen "Horizon Go" service, which includes out-of-home viewing capabilities, with over 100 live-streaming channels, and access to our VoD library wherever customers want. These improvements helped us implement certain basic video price increases last fall with limited video attrition, as we reduced our video losses to 40,000 RGUs in 2014, or 54%, as compared to the prior year period. In Q4, our video attrition was aided by positive net additions to our multi-dwelling unit base, as we connected a portion of the 60,000 units from a contract win that we announced in Q2 2013. In December, we secured another long-term housing association contract with over 60,000 units, to which we had already been providing basic video services indirectly via a professional operator (level 4), offering further upsell opportunities for our advanced services.

On the back of the continued traction of our our next-generation video platform, Horizon TV, we added a record 71,000 new subscribers during Q4, bringing the total number of Horizon TV net additions to 187,000 in 2014. Our 245,000 Horizon TV subscribers at year-end 2014 reflect a penetration of our digital video base of just 11%, providing us with significant potential to upgrade additional customers to our next-generation TV platform.

Driven by our superior network, we grew our broadband subscriber base by 319,000 organic RGUs in 2014, of which 79,000 were added during Q4. Following our latest broadband speed increase in November, we now feature speeds of 120 Mbps in our core bundle, along with a maximum download speed of 200 Mbps that is available to 98% of our 12.7 million homes passed. With these market-leading speeds, we are twice as fast as what the incumbent is currently rolling out in selected areas. The average broadband speed in our customer base is now 54 Mbps, an increase of 30% as compared to the prior year period. As a result of the continued demand for fast broadband, 65% of our new subscribers chose products with speeds of 100 Mbps or higher in Q4. On the telephony front, we kept the bundling ratio of fixed telephony to new broadband subscribers relatively stable and, as a result, gained 232,000 telephony RGUs in 2014, of which 65,000 were added in Q4.

In order to monetize the investment in our superior network, including recent increases in network capacity, we implemented a broadband price increase of €2.90 or approximately 10% for legacy customers who subscribed to offerings that were launched before April 2013. This impacted approximately half of our overall broadband subscriber base effective February 1, 2015. Net of subscriber churn, we expect this price increase to support our growth during 2015 and underpin our growth strategy of balancing price increases together with volume growth.

Following the IT platform and Horizon product harmonization during 2014, we will leverage the "Unitymedia" brand across our entire German footprint beginning in the spring of 2015. As a result, we are planning to discontinue the use of our "Kabel BW" brand.

With our TV heritage, continued speed leadership and our ability to leverage the scale and expertise of Liberty Global, we believe we are best positioned to deliver on the convergence of technology and content to the benefit of the consumer, by offering superfast broadband internet speeds bundled with rich entertainment offerings wherever customers are in Germany.

Settlement of KabelBW Transaction Court Case

In January 2012, two of our competitors (collectively, "the Appellants"), including the incumbent telecommunications operator, each filed an appeal (collectively, "the FCO Appeals") against the Federal Cartel Office ("FCO") regarding its decision to approve Liberty Global's acquisition of Kabel BW GmbH ("KBW"). During Q4 2014 Unitymedia KabelBW’s parent company Liberty Global reached a settlement with two of Unitymedia KabelBW’s competitors, in their pending complaints against the FCO regarding its decision to approve Liberty Global’s acquisition of KBW in 2011. The Appellants have withdrawn their appeals to the FCO clearance decision and on January 21, 2015, the FCO consented to the withdrawal. Once the Federal Court of Justice terminates the proceedings, which is expected to occur during the first quarter of 2015, the FCO’s clearance decision with respect to Liberty Global’s acquisition of KBW will become final and binding without any additional review or conditions. Upon termination of the proceedings, a Liberty Global subsidiary, outside of Unitymedia KabelBW, will make a payment to the Appellants.

Financial Results

Preliminary Unaudited Selected Financial Results for the Three Months and Year Ended December 31, 2014 and 2013 Based on EU-IFRS*

	Three months ended December 31,
	2014	2013	Change
	in millions

Revenue	€530.5	€494.2	7%

Adjusted EBITDA(3)	€324.6	€306.9	6%

Property, equipment and intangible asset additions(4)	€149.8	€114.8	30%

As % of Revenue
Adjusted EBITDA(3)	61.2%	62.1%	(90bp)
Property, equipment and intangible asset additions(4)	28.2%	23.2%	500bp

	Year ended December 31,
	2014	2013	Change
	in millions

Revenue	€2,052.3	€1,927.4	6%

Adjusted EBITDA(3)	€1,271.8	€1,158.1	10%

Property, equipment and intangible asset additions(4)	€509.8	€478.7	6%

As % of Revenue
Adjusted EBITDA(3)	62.0%	60.1%	190bp
Property, equipment and intangible asset additions(4)	24.8%	24.8%	-
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*	International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

Revenue for the three months and year ended December 31, 2014 increased 7% to €530 million and 6% to €2,052 million, respectively, as compared to the corresponding prior year periods. This marks the first time we have surpassed the milestone of €2 billion revenue on an annual basis. Our year-over-year growth was primarily due to (i) continued RGU growth and (ii) higher ARPU, partially offset by lower interconnection revenue. The full-year revenue result was positively impacted by a €9 million nonrecurring network usage settlement during Q1 2014, of which €8 million improved our Adjusted EBITDA during that period. This nonrecurring item will present us with a difficult comparison for both revenue and Adjusted EBITDA in Q1 2015.

Adjusted EBITDA for the three months and year ended December 31, 2014 increased 6% to €325 million and 10% to €1,272 million, respectively, as compared to the corresponding prior year periods. These increases are the result of the net positive impact of the revenue drivers noted above and continued tight cost controls, leading to a 190 basis point year-over-year margin(16) expansion for the full-year 2014. As expected, and as we noted in our Q2 earnings release, our Q4 2014 result was impacted by higher marketing expenses.

Property, equipment and intangible asset additions for the three months ended December 31, 2014 were 28% of revenue, as compared to 23% of revenue in the prior year period. The increase was largely due to higher spend on customer premise equipment ("CPE") associated with our record Horizon TV volumes and different phasing of CPE purchases as compared to last year. In addition, the phasing of various upgrade and installation projects into Q4 also contributed to the increase. For FY 2014, property, equipment and intangible asset additions increased to €510 million or 25% of revenue, similar to our FY 2013 ratio, and in line with our guidance of 24-26% of revenue for 2014. The year-over-year increase in absolute terms was primarily driven by higher expenditures for scalable infrastructure, such as node splits and upgrade/rebuild, as well as support capital in connection with the KabelBW IT integration, partially offset by lower CPE spend.

For 2015, we expect property, equipment and intangible asset additions to range between 23% and 25% of revenue.

Capital Resources

The following table details the euro equivalent of our consolidated third-party debt and cash and cash equivalents as of December 31, 2014:

Description	Maturity date	Interest rate	Nominal value	Carrying value
			in millions
Super Senior Revolving Credit Facility	Dec. 31, 2020	Euribor + 2.25%	€80.0	€80.0
Senior Revolving Credit Facility	Dec. 31, 2020	Euribor + 2.75%	€420.0	200.0
December 2014 UM Euro Senior Secured Notes	Jan. 15, 2025	4.000%	€1,000.0	1,000.0
December 2014 UM Dollar Senior Secured Notes	Jan. 15, 2025	5.000%	$550.0	454.5	(17)
September 2012 UM Senior Secured Notes	Sept. 15, 2022	5.500%	€650.0	650.0
December 2012 UM Dollar Senior Secured Notes	Jan. 15, 2023	5.500%	$1,000.0	826.4	(17)
December 2012 UM Euro Senior Secured Notes	Jan. 15, 2023	5.750%	€500.0	500.0
January 2013 UM Senior Secured Notes	Jan. 21, 2023	5.125%	€500.0	500.0
April 2013 UM Senior Secured Notes	Apr. 15, 2023	5.625%	€350.0	350.0
November 2013 UM Senior Secured Notes	Jan. 15, 2029	6.250%	€475.0	475.0
October 2014 UM Senior Notes	Jan. 15, 2025	6.125%	$900.0	743.8	(17)
UM Senior Exchange Notes	March 15, 2021	9.500%	€618.0	616.6
Total				6,396.3
Transaction costs				(47.4)
Accrued interest - third-party				99.7
Vendor financing				96.5
Finance lease obligations				5.2
Total third-party debt and finance lease obligations (including current portion)				6,550.3
Cash and cash equivalents				(14.4)
Total third-party net debt(18)				€6,535.9
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For footnote disclosure, please refer to pages 11-12.

At December 31, 2014, we had total third-party net debt of €6,536 million, an increase of €787 million as compared to September 30, 2014, primarily due to incremental debt that we issued during Q4 2014 (as noted below) as well as the strengthening of the U.S. dollar relative to the euro during the quarter. We use derivative instruments to synthetically convert our U.S. dollar-denominated debt to euro debt, and to fix our variable interest rates.

In July, we cancelled both of our revolving credit facilities and entered into two new revolving credit facilities, each of which mature on December 31, 2020 and bear interest at lower rates than the former facilities. As part of this refinancing activity, we upsized the Senior Revolving Credit Facility from €338 million to €420 million.

During Q4, we issued $900 million principal amount (€744 million carrying value) of new senior notes yielding 6.125% per annum, maturing in January 2025, which were used to redeem our €665 million 9.625% 2009 UM Senior Notes and pay the related call premium and transaction costs. In addition, we issued €1 billion and $550 million principal amounts (€455 million carrying value) of senior secured notes, yielding 4.0% and 5.0%, respectively, both maturing in January 2025. The proceeds were predominantly used to fully redeem principal amounts of €735 million and $459 million of our 7.5% Senior Secured Fixed-Rate Exchange Notes, pay the related call premiums and transaction costs and repay a portion of the then outstanding drawings under our Senior Revolving Credit Facility.

Following the Q4 2014 refinancing activities and drawings under our revolving credit facilities during Q4, our fully-swapped debt borrowing cost(19) improved to 5.4%, as compared to 7.0% at Q4 2013, and the average tenor of our third-party debt is now approximately 9 years. Based on the results for Q4 2014 and subject to the completion of our Q4 2014 reporting requirements, (i) the ratio of Senior Secured Debt to Annualized EBITDA (last two quarters annualized) was 3.85x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.90x, each as defined and calculated in accordance with our Senior Revolving Credit Facility.

About Unitymedia KabelBW

Unitymedia KabelBW is the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse and Baden-Württemberg and is a wholly-owned subsidiary of Liberty Global. We market our services under two commercial brands, Unitymedia and Kabel BW. We provide analog and digital cable television services, as well as internet and telephony services to our 7.1 million customers who reside in our fiber-rich footprint. As of December 31, 2014, Unitymedia KabelBW served approximately 6.6 million video subscribers, 2.9 million internet subscribers and 2.7 million fixed-line telephony subscribers over a broadband communications network that passed approximately 12.7 million homes. More information on Unitymedia KabelBW can be found at www.umkbw.de.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global’s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at December 31, 2014. In addition, Liberty Global served 5 million mobile subscribers across nine countries at year-end 2014. Liberty Global’s consumer brands include Virgin Media, UPC, Ziggo, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global’s operations also include Liberty Global Business Services, its commercial division, and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer

This investor release contains forward-looking statements, including statements with respect to our strategy and future growth prospects and opportunities, the impact of our price increases and bundling packages, our unified product portfolio and branding, anticipated impact of nonrecurring items, our property equipment and intangible asset additions as a percentage of revenue, the strength of our balance sheet including the tenor of our third-party debt and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, general economic factors, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under generally accepted accounting principles in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Liberty Global		Corporate Communications – Unitymedia KabelBW
Oskar Nooij	+1 303.220.4218	Katrin Köster	+49 221.8462.5159
Christian Fangmann	+49 221.8462.5151
John Rea	+1 303.220.4238

Reconciliation Based on EU-IFRS

	Three months ended December 31,
	2014	2013
	in millions
Adjusted EBITDA(3)	€324.6	€306.9

Depreciation and amortization	(186.7)	(176.4)
Impairment, restructuring and other operating items, net	1.7	(7.7)
Share-based compensation	(0.9)	(0.7)
Related-party fees and allocations(20)	(25.7)	(22.2)
Earnings before interest and taxes ("EBIT")	113.0	99.9

Net financial and other expense	(229.5)	(166.1)
Income tax benefit	12.2	2.6
Net loss	€(104.3)	€(63.6)

	Year ended December 31,
	2014	2013
	in millions
Adjusted EBITDA(3)	€1,271.8	€1,158.1

Depreciation and amortization	(719.4)	(678.6)
Impairment, restructuring and other operating items, net	2.8	(16.2)
Share-based compensation	(2.8)	(2.0)
Related-party fees and allocations(20)	(105.6)	(76.4)
EBIT	446.8	384.9

Net financial and other expense	(635.7)	(622.2)
Income tax expense	(1.1)	(48.4)
Net loss	€(190.0)	€(285.7)

Property, Equipment and Intangible Asset Additions

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,
	2014	2013
	in millions

Customer premises equipment	€31.2	€17.3
Scalable infrastructure	23.2	15.6
Line extensions / new build	11.6	8.6
Upgrade / rebuild / network improvement	43.4	33.5
Support capital	9.2	7.3
Capitalized subscriber acquisition costs	20.0	17.7
Software and licenses	11.2	14.8
Property, equipment and intangible asset additions	149.8	114.8

Assets acquired under capital-related vendor financing arrangements	(30.2)	(13.8)
Changes in liabilities related to capital expenditures (including related-party)	(21.9)	6.5
Total capital expenditures	€97.7	€107.5

	Year ended December 31,
	2014	2013
	in millions

Customer premises equipment	€109.5	€116.6
Scalable infrastructure	68.1	53.8
Line extensions / new build	43.5	41.1
Upgrade / rebuild / network improvement	143.3	134.8
Support capital	27.7	20.9
Capitalized subscriber acquisition costs	74.0	69.7
Software and licenses	43.7	41.8
Property, equipment and intangible asset additions	509.8	478.7

Assets acquired under capital-related vendor financing arrangements	(95.2)	(33.5)
Changes in liabilities related to capital expenditures (including related-party)	(3.7)	(25.9)
Total capital expenditures	€410.9	€419.3

Footnotes

(1)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber (as defined and described below). A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU count.

(2)
ARPU per Customer Relationship (as defined and described below) refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from carriage, interconnection, installation, late fees and mobile) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(3)
Adjusted EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted EBITDA is defined as EBITDA before share-based compensation, impairment, restructuring and other operating items and related-party fees and allocations, net. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted EBITDA to net loss is presented on page 9.

(4)	Property, equipment and intangible asset additions include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

(5)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(6)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(7)
Our business-to-business (“B2B”) revenue is primarily derived from small office/home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet and telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in our RGU and customer counts, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

(8)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are unencrypted.

(9)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 9 above, Basic Digital Cable Subscribers are not included in our Digital Cable Subscriber count.

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. In our Unitymedia footprint, we offer a low-speed wholesale internet service to housing associations on a bulk basis. As of December 31, 2014, our Internet Subscribers include approximately 8,300 subscribers within such housing associations who have requested and received a modem that enables the receipt of this low-speed wholesale internet service.

(11)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony Subscribers exclude mobile telephony subscribers.

(12)	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

(13)	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

(14)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(15)	Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service.

(16)	We define Adjusted EBITDA margin to mean Adjusted EBITDA as a percentage of revenue.

(17)	Based on a EUR/USD exchange rate of 1.2100 as of December 31, 2014.

(18)
Total Third-Party Net Debt represents the net carrying value of debt, including capitalized transaction costs, discounts, premiums and accrued interest, finance lease obligations, capital-related vendor financing arrangements, less cash and cash equivalents. Total Third-Party Net Debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(19)
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

(20)	Represents charges from parent for general support and administration services rendered.